Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Amber Wallace

SEVP, Chief Retail and Marketing Officer

330-720-6441

awallace@famersbankgroup.com

Farmers National Bank Announces Retirement of Executive and Addition to Finance Team

(April 21, 2025) (Canfield, OH) — Farmers National Bank announced today the following changes in its Accounting and Finance Group. The change is prompted by Joseph Sabat’s decision to retire as Chief Accounting Officer, effective May 2nd, 2025.

Sabat, who was promoted to Chief Accounting Officer in 2021, has been with Farmers since 2006. He previously served as the Bank’s Controller. The decision ends Sabat’s highly successful 25+ year career in accounting, finance and auditing.

“On behalf of Farmers and the Company’s Board of Directors, we thank Joe for his years of loyal service. Joe has been a valued leader in our organization and contributed to our financial soundness throughout the years,” states Kevin Helmick, President and CEO of Farmers.

Farmers has named Sherry Commons as the Chief Accounting Officer effective upon Sabat’s retirement. Commons began serving as Controller of the Company in March 2025. She has over 23 years of banking experience. A Mahoning Valley resident, Commons holds an accounting degree from Youngstown State University.

Commons will report to the Company’s Chief Financial Officer, Troy Adair. Of her appointment, Adair stated, “We welcome Sherry to Farmers and to this key role. Her expertise and experience will be essential in continued support of the Company’s financial excellence.”

To learn more about Farmers, visit farmersbankgroup.com.

About Farmers National Banc Corp.

Founded in 1887, Farmers National Banc Corp. is a diversified financial services company headquartered in Canfield, Ohio, with $5.2 billion in banking assets. Farmers National Banc Corp.’s wholly-owned subsidiaries are comprised of The Farmers National Bank of Canfield, a full-service national bank engaged in commercial and retail banking with 62 banking locations in Mahoning, Trumbull, Columbiana, Portage, Stark, Wayne, Medina, Geauga and Cuyahoga Counties in Ohio and Beaver, Butler, Allegheny, Jefferson, Clarion, Venango, Clearfield, Mercer, Elk and Crawford Counties in Pennsylvania, and Farmers Trust Company, which operates trust offices and offers services in the same geographic markets. Total wealth management assets under care at March 31, 2025 are $4.3 billion. Farmers National Insurance, LLC, a wholly-owned subsidiary of The Farmers National Bank of Canfield, offers a variety of insurance products.

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